Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF: 76.535.764/0001-43

NIRE 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

ORDINARY GENERAL SHAREHOLDERS MEETING

The Board of Directors of Oi S.A. – In Judicial Reorganization (“Company”) hereby calls the Shareholders to an Ordinary General Shareholders Meeting, to be held on April 30, 2018, at 11 a.m., at the Company’s headquarters located at Rua do Lavradio No. 71, Centro, City and State of Rio de Janeiro, to discuss the following agenda:

(1)               Assess the managements’ accounts related to the fiscal year ended December 31st, 2017;

(2)               Determine the annual global amount of compensation for the Management and the members of the Company’s fiscal council; and

(3)               Elect members of the Fiscal Council and their respective alternates.

GENERAL INSTRUCTIONS:

1. The documentation and the information connected to the matters to be deliberated in the Meeting are available at the Company’s headquarters, in the Shareholders Participation Manual, at the Company’s Investors Relations webpage (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (www.cvm.gov.br), pursuant to CVM Ruling No. 481/09, and on the website of B3 (http://www.bmfbovespa.com.br/) for examination by the Shareholders.

2. On March 28th, 2018, the Company disclosed a Material Fact informing that, due to the complexity of the impacts of the judicial reorganization process and the approval and confirmation of the Judicial Reorganization Plan on the preparation of the Company’s independent audit of the financial statements for the 2017 fiscal year, and focusing on the quality and adequacy of Oi’s accounting information, the Company would not disclose its financial statements for the 2017 fiscal year on that date. The Company and its independent auditors inform that they intend to disclose the audited financial statements for the 2017 fiscal year on April 11th, 2018, and that the examination, discussion and voting on the financial statements will be deliberated at an Extraordinary General Shareholders’ Meeting, which will be called immediately following the disclosure of the audited financial statements. The Material Fact contains important information regarding the Company’s financial statements for the 2017 fiscal year.

3. The Company clarifies that during the AGO the shareholders will be informed about the Company’s financial situation by management.

4. We ask that any shareholder who wishes to personally take part in the Meeting or to be represented by an attorney-in-fact to submit the following documents, at Rua Humberto de Campos No. 425, 5th floor, Leblon, City and State of Rio de Janeiro, from 9 a.m. to noon and from 2 p.m. to 6 p.m., within two (2) business days prior to the holding of the Meeting, to the attention of the Corporate Management and M&A: (i) for Legal Entities: notarized copies of the Instrument of Incorporation, Bylaws or Articles of Association, minutes of election of the Board of Directors (if applicable), and minutes of election of the Executive Office containing the election of the legal representative(s) attending the Meeting; (ii) for Individuals: notarized copies of the identity document and Individual Taxpayers’ Register (CPF) No. of the shareholder; and (iii) for Investment Funds: notarized copies of the Fund’s regulations and Bylaws or Articles of Association of the Fund’s administrator, as well as minutes of election of the legal representative(s) attending the Meeting. In addition to the documents indicated in (i), (ii) and (iii), as the case may be, when the shareholder is represented by proxy by an attorney, they shall send, together with said documents, the respective power of attorney, with special powers and certified signature, as well as the notarized copies of the ID(s) and minutes of election of the legal representative(s) that signed the power of attorney, proving the representation powers, in addition to the ID and CPF of the proxy in attendance. The measure is intended to speed up the process of registration of the shareholders attending the Meeting. Holders of preferred shares will have the right to vote on all measures subject to deliberation and contained the Agenda of the General Shareholders Meeting, called herein, pursuant to Paragraph 2 of Article 13 of the Company’s Bylaws and Article 111 of Law 6,404/76, and will vote together with the common shares.

5. The Shareholder that takes part in Fungible Custody of Registered Shares of Stock Exchanges, who wishes to take part in this Meeting, shall submit a statement issued within two (2) days prior to the holding thereof, containing their respective share interest, provided by the custodian body.

6.  Finally, in order to facilitate and encourage the participation of its shareholders in the Ordinary General Shareholders Meeting (Assembleia Geral Ordinária – “AGO”) and, in compliance with the rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – “CVM”), specifically CVM Instructions 561/15 and 570/15, the Company will allow the participation and exercise of remote voting, allowing its shareholders to send, through their respective custody agents or directly to the Company, a Distance Voting Bulletin, as provided by the Company on its Investor Relations website, as well as on the website of the CVM and B3, together with the other documents to be discussed at the AGO, subject to the guidelines contained in the Distance Voting Bulletin.

Rio de Janeiro, March 29, 2018.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors